Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is made and entered into this 24th day of December, 2020, by and between Keith F. Lavan (“Employee”) and Metuchen Pharmaceuticals, LLC (“Metuchen” or the “Company”).

WHEREAS, Employee is currently employed by Metuchen as its SVP, Chief Financial Officer; and

WHEREAS, Employee and Metuchen mutually desire to end Employee’s employment with Metuchen and all of its parents, subsidiaries and affiliates (the “Company”), effective December 31, 2020 (the “Separation Date”).

NOW, THEREFORE, IT IS HEREBY AGREED by and between Employee and Metuchen as follows:

1.            Effective on the Separation Date, Employee’s employment with the Company shall terminate and, effective as of such time, Employee hereby resigns in lieu of termination from any and all positions he holds with the Company as of such date. As of the date of this Agreement, Employee’s role with the Company will change from its SVP, Chief Financial Officer to an “Advisor”. In his role as Advisor, Employee will not be expected or required to perform his normal, historical services for the Company, but shall work with and report to Tania King of Juggernaut Capital relating to his required duties through the Separation Date. On the Separation Date in addition to the consideration to be paid pursuant to Section 2 below, Employee shall be paid for any unused vacation, paid-time off and/or sick days as of the Separation Date to the same extent as any other terminated employee of the Company.

2.            In exchange for Employee’s execution of this Agreement and Employee’s agreement to be legally bound by its terms, the Company agrees to provide the following:

a.	Salary and Benefits Continuation Prior to the Separation Date – The Company agrees to pay Employee’s regular monthly rate of compensation as of the Effective, minus all payroll deductions required by law or authorized by the Employee, and to continue Employee’s benefits (including the use of the Company vehicle), through the Separation Date, pursuant to the Company’s normal payroll practices. Employee acknowledges that his employment could have been terminated by the Company as of the date on which Employee’s active service will cease, and that the Company’s willingness to continue to employ Employee through the Separation Date, and to provide Employee with continued payment of salary and continued benefits (including healthcare benefits) provides Employee with valuable consideration to which Employee would not otherwise have been entitled.

b.	Stay on Bonus – Provided that Employee remains employed with the Company in good standing through the Separation Date, the Company agrees to pay Employee a stay-on bonus of $50,000 on the Separation Date.

c.	Continuation Pay – The Company agrees to pay severance in the form of (i) an amount equal to 50% of Employee’s base salary, at Employee’s regular monthly rate of compensation as of the Separation Date, 70% of such amount shall be payable in a lump sum on January 15, 2021 and 30% of such amount shall be paid in equal installments from the Separation Date through June 30, 2021 in accordance with the Company’s payroll practices, in each case, less all applicable deductions and withholdings required by law or authorized by Employee; and (ii) reimbursement to Employee for the cost of the Company’s portion of any continuation coverage for health insurance premiums under the Company’s group health plans elected by Employee pursuant to the Consolidated Omnibus Budget

Reconciliation Act of 1985 (COBRA) (i.e., the Company’s reimbursement will be at the same rate of the Company’s cost sharing as in effect from time to time for active employees of the Company), from the Separation Date through June 30, 2021.

d.	Retention of Computer – The Company agrees to permit Employee to retain Employee’s Company-issued lap-top computer, provided that the Company or its designee may be permitted to permanently delete all proprietary software, information and data from the device by the Company before the computer is delivered to the Employee.

e.	D&O Coverage. The Company shall cover Employee for his period of employment with the Company under its directors’ and officers’ liability insurance policy to the extent it covers its other officers and directors.

Notwithstanding the foregoing, the payments and benefits described in this Sections 2(b)-(e) will be subject to Employee’s December 31, 2020 execution and non-revocation of a General Release in the form attached hereto as Exhibit A (the “Release”) and Employee’s compliance with the limitations set forth in Sections 3 and 4 of this Agreement. Except as set forth in this Agreement, it is expressly agreed and understood that the Company does not have, and will not have, any obligations to provide Employee at any time in the future with any payments, benefits or considerations other than those recited in this Section, or those required by law, other than under the terms of any benefit plans which provide benefits or payments to former employees according to their terms. Employee understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to him in consideration for Employee's acceptance and execution of, and in reliance upon, Employee's representations in, this Agreement and the Release. Employee acknowledges that if Employee had not executed this Agreement containing a release of all claims against the Releasees set forth in the Release, including, without limitation, the covenants relating to confidentiality and non-disparagement set forth in Sections 3 and 4 below, and if he does not execute the Release after his termination of employment with Company, Employee would not have been and will not be entitled to the payments and benefits set forth above.

3. Employee acknowledges that by reason of Employee's duties to, and association with, the Company, Employee has had, and prior to the Separation Date will continue to have, access to, and has, and prior to the Separation Date will continue to, become informed of, confidential business information which is a competitive asset of the Company. Employee further acknowledges that protection of such confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining their competitive position. Employee hereby agrees that Employee will not, at any time during or after his employment by the Company, make any unauthorized disclosure of any confidential business information or trade secrets of the Company, or make any use thereof, except in the carrying out of his responsibilities hereunder. Employee shall take all necessary and appropriate steps to safeguard confidential business information and protect it against disclosure, misappropriation, misuse, loss and theft. Confidential business information shall not include information in the public domain (but only if the same becomes part of the public domain through a means other than a disclosure prohibited hereunder). The above notwithstanding, a disclosure shall not be unauthorized if (i) it is required by law or by a court of competent jurisdiction or (ii) it is in connection with any judicial, arbitration, dispute resolution or other legal proceeding in which Employee's legal rights and obligations as an employee or under this Agreement are at issue; provided, however, that Employee shall, to the extent practicable and lawful in any such events, give prior notice to the Company of his intent to disclose any such confidential business information in such context so as to allow the Company at its sole cost and expense an opportunity (which Employee will not oppose) to obtain such protective orders or similar relief with respect thereto as may be deemed appropriate. Nothing herein shall prevent Employee from testifying in any cause of action when required to do so by process of law. All written materials, records, and other documents made by, or coming into the possession of, Employee during the period of Employee's employment by the Company or thereafter which contain or disclose confidential business information or trade secrets of the Company shall be and remain the property of the Company. Upon the Separation Date, Employee promptly shall deliver the same, and all copies thereof, to the Company.

4.            Employee agrees not to make any critical or negative statements and will not disparage or otherwise take any action in writing or verbally which could reasonably be expected to adversely affect the Company’s reputation or the personal or professional reputation of any of its owners, affiliates directors, officers, agents or employees or their operations, procedures, activities, services, policies and practices. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall be interpreted to restrict: (i) Employee’s obligation to testify truthfully in any forum, (ii) Employee’s right and/or obligation to contact, cooperate with or provide information to any government agency or commission or to make a protected disclosure as part of any legal process; (iii) Employee’s rights under Section 7 of the National Labor Relations Act or (iv) pursue any rights and claims under this Agreement. Company agrees to direct its officers and directors not to make any defamatory or derogatory statements concerning the Employee. Notwithstanding the foregoing, nothing in this Agreement is intended to or shall be interpreted to restrict: (i) the Company’s obligation to testify truthfully in any forum, or (ii) pursue any rights and claims under this Agreement. Company agrees that it shall respond to any inquiry received relative to Employee, the dates of employment and last position held by Employee.

5.          Nothing in this Agreement, restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor (“DOL”), the National Labor Relations Board (“NLRB”), the Department of Justice (“DOJ”), the Securities and Exchange Commission (“SEC”), the Financial Industry Regulatory Authority (“FINRA”), the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. Employee is hereby notified that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. However, to the maximum extent permitted by law, Employee is waiving his right to receive any individual monetary relief from the Company or any affiliate or related entity of the Company resulting from such claims or conduct, regardless of whether he or another party has filed them. This Agreement does not limit Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Employee does not need the prior authorization of the Company to engage in such communications with the Regulators, respond to such inquiries from the Regulators, provide confidential information or documents to the Regulators, or make any such reports or disclosures to the Regulators. Employee is not required to notify the Company that he has engaged in such communications with the Regulators.

6.          Employee acknowledges and agrees that this Agreement and the Release supersede any other agreement Employee has with the Company as to the subjects set forth in this Agreement. Except as set forth expressly herein, no promises or representations have been made to Employee in connection with the terms of this Agreement or the Release.

7.          Employee agrees not to disclose the terms of this Agreement or the Release to anyone, except Employee's spouse, attorney and, as necessary, tax/financial advisor. It is expressly understood that any material violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

8.          Employee agrees and recognizes that should Employee breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Employee with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach to the fullest extent permitted by applicable law. Further, Employee acknowledges in the event of a breach of this Agreement, the Releasees under the Release may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorneys' fees and costs.

9.          Employee agrees that following the Separation Date he will make himself available, upon reasonable notice and under reasonable conditions, to assist the Company in any capacity with respect to matters of which he was involved or had knowledge while employed by the Company. Without limitation, such assistance may include providing information or documents, cooperating with investigations, negotiations, lawsuits or administrative proceedings involving the Company, preparing for and giving testimony including written declarations or statements, and other similar activities. Employee understands that the Company will reimburse him for all reasonable, documented out-of-pocket expenses incurred as a result of the obligations under this paragraph. The Company also agrees to compensate Employee at a reasonable hourly rate to be agreed upon by the Company and Employee, which agreement shall not be unreasonably withheld, for Employee’s time spent in consultation or preparation with the Company and/or its attorneys or representatives (but not for time spent testifying) pursuant to this Paragraph.

10.         The laws of New Jersey, exclusive of laws relating to conflicts of laws, shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties.

11.         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and assigns; provided that the services provided by Employee under this Agreement are of a personal nature, and rights and obligations of Employee under this Agreement shall not be assignable or delegable, except for any death payments otherwise due Employee, which shall be payable to the estate of Employee; provided further the Company may assign this Agreement to, and all rights hereunder shall inure to the benefit of, any subsidiary or affiliate of the Company or any person, firm or corporation resulting from the reorganization of the Company or succeeding to the business or assets of the Company by purchase, merger, consolidation or otherwise; and provided further that in the event of Employee’s death, any unpaid amount due to Employee under this Agreement shall be paid to Employee’s estate.

12.         The parties specifically acknowledge that this Agreement may be executed in counterparts and that facsimile or other copies hereof, including signature pages, shall be as valid and enforceable as originals.

INTENDING to be legally bound, the parties have executed this Agreement on the date indicated below.

/s/ Keith F. Lavan
Keith F. Lavan

Date:	12-24-2020

Metuchen Pharmaceuticals, LLC

By:	/s/ John D. Shulman
	Name:	John D. Shulman
Title:

Date:	12-24-2020

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